UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2011
A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 666-3751
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
A. Schulman, Inc. (the “Company”), Courtenay Polymers Pty. Limited, ICO Polymers (Malaysia) Sdn. Bhd., and A. Schulman International Services BVBA (collectively, the “Borrowers”) entered into a Credit Agreement dated as of January 7, 2011 (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative agent, J.P. Morgan Europe Limited, and J.P. Morgan Chase Bank Berhad, each as Global Agent, and other lenders named in the Credit Agreement. The following summary of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.
The Credit Agreement provides for an aggregate revolving loan facility (the “Revolving Facility”) in the principal amount of $300 million comprised, of a US tranche revolving loan of up to $250 million, a foreign tranche revolving loan of up to $45 million, and a Malaysian tranche revolving loan of up to $5 million. The proceeds of the Revolving Facility may be used for general corporate purposes, including repayment of indebtedness, repurchase of certain of the Borrowers’ equity interests and financing of certain acquisitions. The Revolving Facility matures on January 7, 2016.
The Revolving Facility is jointly and severally guaranteed by each of the Company, A. Schulman International Inc., ICO-Schulman LLC, ICO P&O, Inc., ICO Global Services, Inc., ICO Technology Inc., ICO Polymers, Inc., Bayshore Industrial LP, L.L.C., Bayshore Industrial, L.P., WEDCO Technology Inc., and ICO Polymers North America, Inc. (collectively, the “Guarantors”). Additionally, the Revolving Facility is secured by a pledge of 65% of the equity interests of each existing and future foreign subsidiary owned directly by the Company or any Guarantor.
Borrowings under the US tranche revolving loan or in any currency other than Euro or Ringgit Malaysia bear interest, at the Company’s option, either at an alternate base rate or a Eurocurrency rate, while borrowings under the foreign trance revolving loan and the Malaysian tranche revolving loan bear interest at a Eurocurrency rate, in each case adjusted based upon the Company’s total leverage ratio. “Alternate base rate” means the greatest of three separate rates based upon a prime rate, a federal funds rate and an adjusted LIBO rate. “Eurocurrency rate” means either an adjusted LIBO rate or the rate determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency in which the relevant borrowing is made.
The Credit Agreement contains certain covenants that, among other things, restrict the Company’s ability to incur indebtedness and grant liens other than certain types of permitted indebtedness and permitted liens. The Credit Agreement requires the Company and its subsidiaries to comply with various negative covenants that restrict their activities (subject to negotiated exceptions), including, but not limited to, limitations on liens and other encumbrances, the incurrence of debt, payment of dividends, redemptions and repurchases of capital stock, loans and investments, capital expenditures, mergers, consolidations, acquisitions, asset dispositions, and transactions with affiliates.
In addition, the Credit Facilities require the Company and its subsidiaries to comply with various affirmative covenants customary for financings of this type (subject to negotiated exceptions). The Credit Agreement contains various events of default, including but not limited to payment defaults, breaches of representations and warranties, noncompliance with covenants, failure of any guaranty or security document supporting the Company’s Credit Facilities from being in full force and effect, “going concern” qualifications or exceptions to annual financials, bankruptcy related events of default, and change of control.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description

10.1
Credit Agreement, dated January 7, 2011 by and among A. Schulman, Inc., Courtenay Polymers Pty. Limited, ICO Polymers (Malaysia) Sdn. Bhd., and A. Schulman International Services BVBA and JPMorgan Chase Bank, N.A., as Administrative agent, J.P. Morgan Europe Limited, and J.P. Morgan Chase Bank Berhad, each as Global Agent, and other lenders named in the Credit Agreement (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
By:	/s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: January 13, 2011

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